EXHIBIT 99.5

First National Bank, Valparaiso Employee Stock Ownership Plan

Voting Instruction Card

This Voting Instruction Card is directed to First Bankers Trust Services, Inc., the Trustee of the First National Bank, Valparaiso Employee Stock Ownership Plan (the “Plan”), in connection with the approval of the merger of FINA Bancorp, Inc. with and into Hickory Acquisition, Inc., a wholly-owned subsidiary of 1st Source Corporation. Capitalized terms used on this Card have the meanings given to them in the Voting Instruction Letter.

This Card must be completed, signed, and returned to the Trustee, as specified below, so that it is received by the Trustee NOT LATER THAN 5:00 p.m. on May 29, 2007.

Approval of Merger

I hereby direct the vote of all shares of FINA Bancorp stock allocated to my account in the Plan as follows:

1. Approval and adoption of the Agreement and Plan of Merger (“Merger Agreement”), dated as of February 19, 2007, by and among 1st Source Corporation, Hickory Acquisition, Inc. FINA Bancorp, Inc. and Wayne B. Welter, as shareholders’ agent, and approval of the transactions contemplated by the Merger Agreement pursuant to which FINA Bancorp, Inc. will merge with and into Hickory Acquisition, Inc., as described in the Proxy Statement of FINA Bancorp, Inc. dated May 7, 2007.

CHECK ONE BOX:	☐ FOR	☐ AGAINST	☐ ABSTAIN

Election of Cash and/or Stock

2. To request payment of my account in the Plan in the form of cash and/or 1st Source stock as elected below, to the extent permitted under the Merger Agreement, as described in the Proxy Statement of FINA Bancorp, Inc. dated May 7, 2007. I understand the ultimate decision of how much cash or 1st Source stock is allocated to my Plan account, if the Merger is approved, will be controlled by the terms of the Merger Agreement as described in the Proxy Statement of FINA Bancorp, Inc. dated May 7, 2007.

INSERT THE PERCENTAGE OF YOUR PLAN ACCOUNT YOU ELECT TO BE PAID IN CASH OR 1ST SOURCE STOCK UP TO A TOTAL OF 100%:

% OF MY PLAN ACCOUNT IN CASH
% OF MY PLAN ACCOUNT IN 1ST SOURCE STOCK
ABSTAIN

Participant’s Name:

Number of Shares of Company Stock Allocated to Participant’s Plan Account:

Plan Participant’s Signature	Date

Subject to its fiduciary obligations, as described in the Voting Instruction Letter, the Trustee will vote all shares for which it receives timely instructions in accordance with such instructions. If a Plan participant fails to sign or timely return this Card or does not mark one of the boxes above, the Plan Trustee will vote the shares represented by this Card in the same manner as the majority of voting instructions received from all Plan participants.

For more detailed information about completing and returning this Card, please refer to the Voting Instruction Letter.

This Card must be returned to the Trustee in one of the following ways:

By Mail:
Return this Card in the enclosed postage prepaid envelope or another envelope addressed to First Bankers Trust Services, Inc., Trustee of the First National Bank, Valparaiso Employee Stock Ownership Plan, 2321 Kochs Lane, P.O. Box 4005, Quincy, IL 62305-4005; or

By Fax:	(217) 228-8039